Exhibit 99.1

For Immediate Release

Contact:

Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
E-mail: sgla@crescendo-ir.com

Sino Green Land Achieves 26.3% Increase in Gross Profit and 120 Basis Point
Improvement in Gross Margin for the Third Quarter

New York and Guangzhou, China – November 18, 2009 – Sino Green Land Corporation (OTCBB: SGLA), a leading distributor of high-end fruits and vegetables in China, today reported financial results for the third quarter and nine months ended September 30, 2009.

Third quarter 2009 highlights:

  Net sales increased 12.7% to $31.2 million compared to the same period last year

  Gross profit increased 26.3% to $3.5 million and gross margin increased 120 basis points versus the third quarter of 2008

  Net income excluding a non-cash warrant expense of $290,091 and a non-cash beneficial conversion feature expense of $153,425 would have been $1.9 million or $0.02 per diluted share

  $1.3 million of cash and no long-term debt

  Shareholder’s equity of $22.2 million

Mr. Anson Fong, Chairman, stated, “We experienced a sharp increase in gross profit as a result of increased sales and higher selling prices, both of which bode well for future quarters as we add new cooperative arrangements with farmers and enter new wholesale markets. We plan to build upon our strong foundation and quality brand by expanding outside the wholesale realm, and entering the retail market. We have an exciting strategy and merchandising plan that we intend to roll out in 2010 which includes entering the green foods market. We recently implemented the first phase of a plan to construct the China Green Foods Hub that will span 20 thousand square meters of space in Guangzhou, China. China’s appetite for healthier foods is expanding due to a growing middle class that can afford the 15%-20% higher price points on the healthier, environmentally friendly green foods versus conventional produce. Our green foods hub will be open to retailers as well as wholesalers and we plan to open the facility in the second half of 2010. Green food consumption in China has been increasing at a 40% compound annual growth rate for the past five years, and there are no signs that this growth is abating.”

Revenue for the three months ended September 30, 2009 increased 12.7% to $31.2 million, as compared to $27.7 million for the three months ended September 30, 2008. The increase was primarily due to higher volume sales of apples, bananas and oranges, combined with stronger unit pricing. Gross profit was $3.5 million for the three months ended September 30, 2009, as compared to $2.8 million for the three months ended September 30, 2008, representing gross margin of approximately 11.2% and 10.0%, respectively. Net income for the three months ended September 30, 2009 was $1.4 million, or $0.01 per diluted share, compared to net income of $1.8 million for the same period last year. Net income for the three months ended September 30, 2009, excluding a non-cash warrant expense of 290,091 and a non-cash beneficial conversion feature expense of $153,425, would have been $1.9 million or $0.02 per diluted share. Net income also included approximately $239,000 of transaction expenses related to the company’s financing consummated in August, 2009, which provided the company growth capital to accelerate its growth plans. Net income for the three months ended September 30, 2009 also reflects higher administrative expenses due to the company’s status as a public company since January, 2009.

Revenue for the nine months ended September 30, 2009 increased 23.9% to $71.5 million, as compared to $57.7 million for the nine months ended September 30, 2008. Gross profit was $8.0 million for the nine months ended September 30, 2009, as compared to $6.3 million for the nine months ended September 30, 2008, representing gross margin of approximately 11.2% and 11.0%, respectively. Net income for the nine months ended September 30, 2009 was $3.4 million, or $0.03 per diluted share, compared to net income of $4.2 million for the same period last year. Net income for the nine months ended September 30, 2009, excluding a non-cash warrant expense of 290.091 and a non-cash beneficial conversion feature expense of $153,425, would have been $3.8 million or $0.03 per diluted share. Net income also included approximately $239,000 of transaction expenses related to the company’s aforementioned financing consummated in August, 2009. Net income for the nine months ended September 30, 2009 also reflects higher administrative expenses due to the company’s status as a public company since January, 2009.

As of September 30, 2009, the company had cash and cash equivalents of $1.3 million, no long-term debt and shareholders’ equity of $22.2 million.

About Sino Green Land Corporation

Sino Green Land Corporation is a leading agricultural distributor of high end fruits and vegetables in the People’s Republic of China. Since its inception in 2003, Sino Green Land has grown from a small distributor of various produce to become a large distributor of high end fruits such as: Fuji apples, emperor bananas and tangerine oranges. In the process, Sino Green Land has built a solid reputation, a sophisticated supply chain and a distribution network that stretches from Beijing to Guangzhou.

Safe Harbor Statement

This press release may contain forward-looking statements. Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to the company’s ability to overcome competition in its market; the impact that a downturn or negative changes in the price of the company’s products could have on its business and profitability; the company’s ability to simultaneously fund the implementation of its business plan and invest in new projects; economic, political, regulator y, legal and foreign exchange risks associated with international expansion; or the loss of key members of the company’s senior management; any of the factors and risks mentioned in the “Risk Factors” sections of the Company’s amended current report on Form 8-K/A filed on April 24, 2009. The Company assumes no obligation, and does not intend, to update any forward-looking statements, except as required by law.

CONSOLIDATED BALANCE SHEETS
AS OF September 30, 2009 AND DECEMBER 31, 2008
(UNAUDITED)

	SEPTEMBER 30,	DECEMBER 31,
	2009	2008
ASSETS

Current Assets
Cash and cash equivalents	$1,289,297	$544,860
Accounts receivable, net	184,582	200,731
Due from related parties	242,042	352,799
Inventories	13,587	16,931
Other current assets	380,010	58,046
Total Current Assets	2,109,518	1,173,366

Property and Equipment, net	79,195	139,765

Advances for construction	2,433,990	497,568

Long-term Prepayments	19,013,617	16,258,707

Total Assets	$23,636,319	$18,069,406

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$920,082	$1,529,787
Advances from customers	48,833	56,443
Due to related parties	397,418	129,444
Due to shareholders	101,876	-
Convertible debenture	-	313,627
Total Current Liabilities	1,468,209	2,029,300

Shareholders' Equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized, 1,000,000 and 0 share issued and outstanding as of September 30, 2009 and December 31, 2008	1,000	-
Common stock, $0.001 par value, 780,000,000 shares authorized, 104,943,337 and 81,648,554 issued and outstanding as of September 30, 2009 and December 31, 2008	104,943	81,649
Common stock to be issued, 33,333.33 shares to be issued, par value $0.001 per share as of September 30, 2009	33	-
Additional Paid-in capital	8,434,733	5,419,351
Other comprehensive income	915,988	1,075,973
Retained earnings	12,711,412	9,463,134
Total shareholders' equity	22,168,109	16,040,107

Total Liabilities and Stockholders' Equity	$23,636,319	$18,069,406

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$31,153,814	$27,656,309	$71,460,013	$57,667,879

Cost of goods sold	27,677,662	24,903,236	63,474,265	51,344,940

Gross profit	3,476,152	2,753,073	7,985,748	6,322,939

Operating expenses
Selling expenses	886,079	501,805	2,123,930	1,028,279
Gereral and administrative expenses	562,766	179,077	1,872,246	807,295
Total operating expenses	1,448,845	680,883	3,996,177	1,835,574

Operating income	2,027,307	2,072,190	3,989,571	4,487,365

Other income(expense)
Interest income (expenses), net	(453,293)	(38,608)	(475,793)	(40,258)
Beneficial conversion feature expense	(153,425)	(275,048)	(153,425)	(275,048)
Others, net	(2,195)	19,541	(2,122)	19,088
Total other income	(608,912)	(294,115)	(631,340)	(296,218)

Net income	1,418,394	1,778,075	3,358,231	4,191,146

Dividend required for preferred stockholders	109,952		109,952

Net income available to common shareholders	1,308,442	1,778,075	3,248,279	4,191,146

Other comprehensive income (loss)
Foreign currency translation gain (loss)	7,243	710,922	(159,985)	833,427

Comprehensive income	$1,315,685	$2,488,996	$3,088,294	$5,024,573

Net income per share
Basic	$0.013	$0.022	$0.038	$0.051
Diluted	$0.011	$0.022	$0.030	$0.051

Weighted average number of shares outstanding
Basic	98,610,694	81,648,554	84,644,460	81,648,554
Diluted	125,388,131	81,648,554	111,515,489	81,648,554

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

	SEPTEMBER 30,
	2009	2008
Cash flows from operating activities
Net income	$3,358,231	$4,191,147
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	60,647	58,625
Bad debt expense recovery	-	(47,586)
Amortization	633,734	382,212
Expense warrants	290,091	-
Amortization of the stock award for director	9,633	-
Stock award to be issued to director	33	-
Beneficial conversion feature	153,425	275,048
Decrease / (Increase) in current assets
Accounts receivable	16,301	38,690
Other receivable	(322,291)	-
Inventories	3,355	28,733
Other current assets	544	11,979
Increase in current liabilities
Accounts payable & accrued expense	(463,324)	151,959
Advances from customer	(7,651)	(14,780)
Tax payables	318	-
Other payables	(52,466)	-

Net cash provided by operating activities	3,680,580	5,076,026

Cash flows from investing activities
Acquisation of plant, property, and equipment	-	(4,207)
Advances for contruction	(1,935,079)	(20,553)
Due from related parties	-	(51,661)
Increase in long-term prepaid expense	(3,373,918)	(5,413,252)

Net cash used in investing activities	(5,308,997)	(5,489,672)

Cash flows from financing activities
Proceeds from (payments to) issuance of convertible notes	(502,684)	293,101
Proceeds from issuance of preferred stock	1,000	-
Proceeds from issuance of common stock	2,629,000	-
Due to related parties	480,484	-
Net cash provided by financing activities	2,607,800	293,101

Effect of exchange rate change on cash and cash equivalents	(234,945)	(24,088)

Net increase in cash and cash equivalents	744,437	(144,633)

Cash and cash equivalents, beginning balance	544,860	443,046
Cash and cash equivalents, ending balance	$1,289,297	$298,413

Supplement disclosure of cash flow information
Interest expense paid	$105,069	$-
Income taxes paid	$3,619	$-

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